Exhibit 99.1

NEWS RELEASE

For more information contact:

Robert W. O’Brien, Jr.

Interim Chief Financial Officer

Lattice Semiconductor Corporation

(503) 268-8000

LATTICE SEMICONDUCTOR REPORTS

FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

HILLSBORO, OR – January 29, 2009 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the fourth quarter and year ended January 3, 2009.

For the fourth quarter, revenue was $50.0 million, a decrease of 13% from the $57.6 million reported in the prior quarter, and a decrease of six percent from the $53.1 million reported in the same quarter a year ago.

FPGA revenue for the fourth quarter was $14.3 million, down 13% from the $16.4 million reported in the prior quarter, and up ten percent from the $13.0 million reported in the same quarter a year ago. PLD revenue for the fourth quarter was $35.7 million, a decrease of 13% from the $41.2 million reported in the prior quarter, and an 11% decrease from the $40.1 million reported in the same quarter a year ago.

For fiscal year 2008, revenue was $222.3 million, a decrease of three percent from the $228.7 million reported in fiscal 2007. Revenue from FPGA products was $57.9 million, an increase of 11% over 2007. Revenue from PLD products was $164.4 million, a decrease of seven percent from 2007.

In the fourth quarter we recorded a charge of $2.0 million to cost of sales for the obsolescence of selected inventory parts.

Other (expense) income, net, for the fourth quarter was an expense of $7.6 million compared to an expense of $1.0 million reported in the prior quarter and income of $1.7 million reported in the same quarter a year ago. Other expense included an impairment charge of $8.0 million and $1.4 million for the fourth and third quarters of fiscal 2008, respectively, related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities.

For fiscal year 2008, Other (expense) income, net, was an expense of $17.8 million compared to income of $12.5 million in fiscal 2007. Other expense included an impairment charge of $19.7 million related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities.

For fiscal year 2007, Other income included a $2.7 million gain related to the extinguishment of Zero Coupon Convertible Notes and a $1.6 million gain related to the sale of land.

Net loss for the fourth quarter was $14.4 million ($0.12 per share), as compared to a prior quarter net loss of $7.0 million ($0.06 per share), and a net loss of $229.5 million ($1.99 per share) reported in the same quarter a year ago. These results include amortization charges, stock-based compensation expense, restructuring charges, a Goodwill impairment charge and an impairment charge on marketable securities and foundry investments. Excluding these items, non-GAAP net loss for the fourth quarter of 2008 was $3.7 million ($0.03 per share) as compared to non-GAAP net income of $1.4 million ($0.01 per share) for the third quarter of 2008 and non-GAAP net loss of $1.7 million ($0.02 per share) for the same quarter a year ago. The Company believes exclusion of these items more closely approximates its ongoing operational performance.

Net loss for 2008 was $38.2 million ($0.33 per share) as compared to net loss of $239.8 million ($2.09 per share) reported in 2007. These results include amortization charges, gain on debt buyback, stock-based compensation expense, restructuring charges, a Goodwill impairment charge and an impairment charge on marketable securities and foundry investments. Excluding these items, non-GAAP net income for fiscal 2008 was $0.4 million as compared to non-GAAP net loss of $0.2 million for fiscal 2007. The Company believes exclusion of these items more closely approximates its ongoing operational performance.

Bruno Guilmart, Lattice’s President and CEO, commented, “Though the direction of the market is unclear, we face it with a solid balance sheet - with strong liquidity and no debt - and with a demonstrated ability to manage our cash flow despite revenue challenges. It is our intent to capitalize on this downturn. Our key product lines offer strong value to customers. Our low density, Flash-based family leads the competition by a generation and has versatile features that are broadly attractive. We also offer the lowest power SERDES-capable FPGA family in its class at a robustly competitive price point. We believe our financial strength and product strategy will enable us to come out of this downturn stronger and more competitive.”

Business Outlook – March 2009 Quarter:

•	Revenue is expected to be down by 10% to 20% on a sequential basis

•	Gross margin percentage is expected to be approximately 52% to 54% of revenue

•	Total operating expenses are expected to be approximately $28.0 million

•	Intangible asset amortization is expected to be approximately $0.2 million

•	Interest and other income is expected to be approximately $0.5 million

Discussion of Non-GAAP Financial Measures:

Management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net (loss) income, which we refer to as non-GAAP net (loss) income. This measure is generally based on the revenue from our products and the costs of those operations, such as cost of products sold, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net

(loss) income excludes goodwill impairment charges, amortization of intangible assets, stock-based compensation, impairment of Long-term marketable securities and Other current assets, restructuring charges and the gain on sale of land. Goodwill impairment relates to an impairment charge recorded in the fourth quarter of fiscal 2007 when it was determined that goodwill related to acquisitions had no implied fair value. Intangible assets relate to assets acquired through acquisitions and consist of technology purchased in connection with the acquisitions. Stock-based compensation charges include expense for items such as stock options and restricted stock units granted to employees and purchases under the employee stock purchase plan. Impairment of Long-term marketable securities relates to an other-than-temporary decline in fair value of our auction rate securities that continue to experience unsuccessful auctions. Impairment of Other current assets relates to an other-than-temporary decline in fair value of common stock of one of our foundry partners. Restructuring charges consist of expenses and subsequent adjustments incurred under corporate restructuring plans that were initiated in the fourth quarter of 2005, the third quarter of 2007 and the third quarter of 2008, and include items such as severance costs, costs to vacate space under long-term lease arrangements, and other related expenses. Gain on sale of land relates to a gain resulting from the sale of real property during the relevant period.

Non-GAAP net (loss) income is a supplemental measure of our performance that is not required by and not presented in accordance with GAAP. Moreover, it should not be considered as an alternative to net loss, operating loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our net loss, which is our most directly comparable GAAP financial result. For more information, see the Consolidated Statement of Operations contained in this earnings release.

Conference Call and Business Update:

On January 29, 2009, Lattice will hold a telephone conference call at 2:00 p.m. (Pacific Time) with financial analysts. Investors may listen to our conference call live via the web at www.lscc.com. Replays of the call will also be available at www.lscc.com. Our financial guidance will be limited to the comments on our public quarterly earnings call and these public business outlook statements.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties, including statements relating to our business outlook, including statements relating to our solid balance sheet, our ability to manage our cash flow despite revenue challenges, our intention to capitalize on the downturn, our belief that our financial strength and product strategy will enable us to come out of the downturn stronger and more competitive and the statements under the heading “Business Outlook-March 2009 Quarter.” Lattice also believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as current uncertainty in global macroeconomic conditions which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream, and New products, and the ability to supply products to customers in a timely manner. Actual gross margin percentage and operating expenses could vary from the estimates contained herein on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly and test costs, variations in manufacturing yields, and changes in stock-based compensation charges due to stock price changes. Actual Interest and other income could vary from the estimate contained herein due to adjustments in fair value of our auction rate securities as the result of changes in their underlying collateral, credit rating or continued unsuccessful auctions.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company’s dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, the compromised liquidity of the Company’s auction rate securities, the transition to a new executive management team, and the other risks that are described herein and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice is the source for innovative FPGA, PLD and Mixed Signal programmable logic solutions. For more information, visit www.latticesemi.com.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries. GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation

Consolidated Statement of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended			Year ended
	January 3, 2009	September 27, 2008	December 29, 2007	January 3, 2009	December 29, 2007
Revenue	$49,969	$57,610	$53,055	$222,262	$228,709
Costs and expenses:
Cost of products sold	25,627	26,493	23,641	102,831	103,157
Research and development	15,471	17,534	20,051	68,610	82,977
Selling, general and administrative	13,939	14,547	14,080	58,680	58,485
Goodwill impairment (1)	—	—	223,556	—	223,556
Amortization of intangible assets (2)	1,369	1,369	2,042	5,587	9,832
Restructuring (3)	259	3,882	757	6,789	2,372

	56,665	63,825	284,127	242,497	480,379

Loss from operations	(6,696)	(6,215)	(231,072)	(20,235)	(251,670)
Other (expense) income, net (4)	(7,605)	(999)	1,682	(17,791)	12,540

Loss before provision (benefit) for income taxes	(14,301)	(7,214)	(229,390)	(38,026)	(239,130)
Provision (benefit) for income taxes	102	(236)	135	180	686

Net loss	$(14,403)	$(6,978)	$(229,525)	$(38,206)	$(239,816)

Net loss per share (5):
Basic and diluted	$(0.12)	$(0.06)	$(1.99)	$(0.33)	$(2.09)

Shares used in per share calculations:
Basic and diluted	115,456	115,370	115,121	115,291	114,915

Notes:

(1)	At December 29, 2007, the Company performed an impairment test on Goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” As a result, goodwill related to the acquisition of Vantis Corporation on June 15, 1999, the acquisition of Integrated Intellectual Properties, Inc. on March 16, 2001, and the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002, was determined to have no implied fair value and the entire balance of $223.6 million was recorded as a Goodwill impairment charge.

(2)	Intangible assets subject to amortization aggregate $0.2 million, net, at January 3, 2009, and relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002. Intangible assets related to the acquisition of Cerdelinx Technologies, Inc., became fully amortized in the third quarter of 2007. Amortization charges are expected to be eliminated during the first quarter of 2009.

(3)	Represents costs and adjustments incurred under the corporate restructuring plans initiated in the fourth quarter of fiscal 2005, the third quarter of fiscal 2007 and the third quarter of fiscal 2008. During the third quarter of fiscal 2008, the Company initiated a restructuring plan to lower operating expenses. During fiscal 2008, the Company recorded a charge of $4.1 million related to the 2008 restructuring plan comprised primarily of severance and related costs, of which $3.8 million was paid during fiscal 2008. Also, during fiscal 2008, the Company recorded a charge of $2.7 million related to the 2007 restructuring plan comprised primarily of severance and related costs and costs to vacate leased space. The Company recorded charges of $1.0 million and $2.7 million during the fourth quarter and year ended December 29, 2007, respectively. These charges relate to the 2007 restructuring plan and were primarily comprised of severance costs. Also, during the fourth quarter ended December 29, 2007, the Company recorded an offsetting credit of $0.2 million related to the buyout of an operating lease for property vacated under the 2005 restructuring plan.

(4)	Includes an $8.0 million and $19.7 million loss recorded during the three months and year ended January 3, 2009, respectively, as a result of the Company recognizing an impairment charge related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities and a $1.2 million loss on the sale or other-than-temporary impairment charge on our common stock investment in a foundry partner. Includes a $1.6 million gain recorded during the three months ended June 30, 2007 as a result of the Company selling a parcel of undeveloped land near its corporate headquarters. Includes a gain related to the early extinguishment of Zero Coupon Convertible Notes of $2.7 million recorded during the year ended December 29, 2007.

(5)	For all periods presented, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are antidilutive.

Reconciliation of GAAP Net Loss to Non-GAAP Net (Loss) Income

(in thousands)

(Unaudited)

	Three months ended			Year ended
	January 3, 2009	September 27, 2008	December 29, 2007	January 3, 2009	December 29, 2007
GAAP net loss (1)	$(14,403)	$(6,978)	$(229,525)	$(38,206)	$(239,816)
Reconciling items:
Goodwill impairment (2)	—	—	223,556	—	223,556
Amortization of intangible assets (3)	1,369	1,369	2,042	5,587	9,832
Stock-based compensation	1,165	1,495	1,434	5,322	5,497
Impairment/loss on sale of Long-term marketable securities and Other current assets (4)	7,951	1,652	—	20,940	—
Gain on sale of land	—	—	—	—	(1,604)
Restructuring (5)	259	3,882	757	6,789	2,372

Non-GAAP net (loss) income	$(3,659)	$1,420	$(1,736)	$432	$(163)

Reconciliation of GAAP Net Loss per Share to Non-GAAP Net (Loss) Income per Share (unaudited)

	Three months ended			Year ended
	January 3, 2009	September 27, 2008	December 29, 2007	January 3, 2009	December 29, 2007
Basic and diluted (6):
GAAP net loss (1)	$(0.12)	$(0.06)	$(1.99)	$(0.33)	$(2.09)
Reconciling items:
Goodwill impairment (2)	—	—	1.94	—	1.95
Amortization of intangible assets (3)	0.01	0.01	0.02	0.05	0.09
Stock-based compensation	0.01	0.01	0.01	0.05	0.05
Impairment/loss on sale of Long-term marketable securities and Other current assets (4)	0.07	0.01	—	0.18	—
Gain on sale of land	—	—	—	—	(0.01)
Restructuring (5)	0.00	0.03	0.01	0.06	0.02

Non-GAAP net (loss) income (7)	$(0.03)	$0.01	$(0.02)	$0.00	$(0.00)

Shares used in Non-GAAP per share calculations (in thousands):
Basic	115,456	115,370	115,121	115,291	114,915

Diluted	115,456	116,901	115,121	116,021	114,915

Notes:

(1)	GAAP net loss for the year ended December 29, 2007, includes a gain related to the early extinguishment of Zero Coupon Convertible Notes of $2.7 million.

(2)	At December 29, 2007, the Company performed an impairment test on Goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” As a result, goodwill related to the acquisition of Vantis Corporation on June 15, 1999, the acquisition of Integrated Intellectual Properties, Inc. on March 16, 2001, and the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002, was determined to have no implied fair value and the entire balance of $223.6 million was recorded as a Goodwill impairment charge.

(3)	Intangible assets subject to amortization aggregate $0.2 million, net, at January 3, 2009, and relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002. Intangible assets related to the acquisition of Cerdelinx Technologies, Inc., became fully amortized in the third quarter of 2007. Amortization charges are expected to be eliminated during the first quarter of 2009.

(4)	Includes an $8.0 million and $19.7 million loss recorded during the three months and year ended January 3, 2009, respectively, as a result of the Company recognizing an impairment charge related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities and a

$1.2 million loss on the sale or other-than-temporary impairment charge on our common stock investment in a foundry partner. Includes a $1.6 million gain recorded during the three months ended June 30, 2007 as a result of the Company selling a parcel of undeveloped land near its corporate headquarters.

(5)	Represents costs and adjustments incurred under the corporate restructuring plans initiated in the fourth quarter of fiscal 2005, the third quarter of fiscal 2007 and the third quarter of fiscal 2008. During the third quarter of 2008, the Company initiated a restructuring plan to lower operating expenses. During fiscal 2008, the Company recorded a charge of $4.1 million comprised primarily of severance and related costs, of which $3.8 million was paid during fiscal 2008. Also, during fiscal 2008, the Company recorded a charge of $2.7 million related to the 2007 restructuring plan comprised primarily of severance and related costs and costs to vacate leased space. The Company recorded charges of $1.0 million and $2.7 million during the fourth quarter and year ended December 29, 2007, respectively. These charges relate to the 2007 restructuring plan and were primarily comprised of severance costs. Also, during the fourth quarter ended December 29, 2007, the Company recorded an offsetting credit of $0.2 million related to the buyout of an operating lease for property vacated under the 2005 restructuring plan.

(6)	For the three months ended January 3, 2009, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and warrants, as they are antidilutive. There were no outstanding Convertible Notes during this quarter. For the three months ended September 27, 2008, the computation of diluted earnings per share includes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are dilutive. For the three months and year ended December 29, 2007, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are antidilutive. For the year ended January 3, 2009, the computation of diluted earnings per share includes the effects of stock options, restricted stock units and warrants, as they are dilutive, but excludes the effect of Convertible Notes, as they are antidilutive.

(7)	Per share amounts may not add up due to rounding.

Lattice Semiconductor Corporation

Consolidated Balance Sheet

(in thousands)

(unaudited)

	January 3, 2009	December 29, 2007
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities (1)	$65,909	$85,063
Accounts receivable, net	26,404	29,293
Other receivable (2)	60,000	—
Inventories	32,703	40,005
Other current assets	26,820	37,185

Total current assets	211,836	191,546
Property and equipment, net	40,307	43,617
Long-term marketable securities (1)	19,485	44,900
Foundry advances, investments and other assets (2)	20,080	90,407
Intangible assets, net	228	5,815

	$291,936	$376,285

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$23,640	$32,978
Deferred income and allowances on sales to distributors	5,741	8,033
Zero Coupon Convertible Notes due in 2010 (3)	—	40,000

Total current liabilities	29,381	81,011
Other long-term liabilities	7,616	9,042

Total liabilities	36,997	90,053
Stockholders’ equity	254,939	286,232

	$291,936	$376,285

Notes:

(1)	Long-term marketable securities include auction rate securities that were reclassified from Cash, cash equivalents and short-term marketable securities because recent auctions have been unsuccessful, and as a result, such securities are presently considered to be illiquid. As a result of an other-than-temporary decline in fair value for the securities, we recorded an impairment charge of $19.7 million to Net loss for the year ended January 3, 2009.

(2)	On December 18, 2008, the Company entered into a letter agreement with Fujitsu in connection with the Company’s exercise of its right to request repayment of the Advance Payment pursuant to the Advance Payment and Purchase Agreement, as amended. Under the terms of the letter agreement, the Company has requested and Fujitsu has agreed to repay in cash the outstanding portion of the Advance Payment, of which $60.0 million is receivable in fiscal 2009. As a result, $60.0 million has been reclassified from Foundry advances, investments and other assets to Other receivable.

(3)	On July 2, 2008, the company completed the purchase of $40.0 million in principal amount of its Zero Coupon Convertible Notes (“Notes”) due July 1, 2010. The Notes were purchased pursuant to the exercise by the noteholders of their repurchase rights. Based on these purchases, no such Notes remain outstanding.

Lattice Semiconductor Corporation

– Supplemental Historical Financial Information –

	Q408	Q308	Q407
Operations Information
Percent of Revenue
Gross Margin	48.7%	54.0%	55.4%
R&D Expense	31.0%	30.4%	37.8%
SG&A Expense	27.9%	25.3%	26.5%
Depreciation Expense (in thousands)	3,308	3,502	3,295
Capital Expenditures (in thousands)	1,598	1,406	2,099
Balance Sheet Information
Current Ratio	7.2	4.3	2.4
A/R Days Revenue Outstanding	48	47	50
Inventory Months	3.8	4.0	5.1
Revenue% (by Product Family)
FPGA	29%	29%	25%
PLD	71%	71%	75%
Revenue% (by Product Classification)
New	33%	30%	18%
Mainstream	42%	44%	49%
Mature	25%	26%	33%
Revenue% (by Geography)
Americas	22%	20%	21%
Europe (incl. Africa)	21%	20%	20%
Asia	57%	60%	59%
Revenue% (by End Market)
Communications	54%	54%	54%
Industrial & Other	22%	21%	24%
Consumer & Automotive	13%	14%	11%
Computing	11%	11%	11%
Revenue% (by Channel)
Direct	68%	69%	66%
Distribution	32%	31%	34%

New:	LatticeXP2, LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP, MachXO, Power Manager, ispClock

Mainstream:	FPSC, ispXPLD, ispGDX2, ispMACH 4/LV, ispGDX/V, ispMACH 4000/Z, ispXPGA, Software and IP

Mature:	ORCA 2, ORCA 3, ORCA 4, ispPAC, ispLSI 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-Volt CPLDs, all SPLDs